As filed with the Securities and Exchange Commission on November 30, 2021

Registration No. 333-231574 Registration No. 333-195793 Registration No. 333-150705
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-231574
FORM S-8 REGISTRATION STATEMENT NO. 333-195793
FORM S-8 REGISTRATION STATEMENT NO. 333-150705
UNDER THE SECURITIES ACT OF 1933
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COVANTA HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	95-6021257
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
445 South Street Morristown, New Jersey	07960
(Address of Principal Executive Offices)	(Zip code)

Covanta Holding Corporation 2014 Equity Award Plan, as amended
Covanta Holding Corporation Equity Award Plan for Employees and Officers
Covanta Holding Corporation Equity Award Plan for Directors
(Full title of the plan)

Michael W. Ranger
President and Chief Executive Officer
Covanta Holding Corporation
Morristown, New Jersey 07960
(Name and address of agent for service)

(862) 345-5000
(Telephone number, including area code, of agent for service)
with copies to:
Thomas L. Kenyon, Esq.
Executive Vice President,
General Counsel and Secretary
Covanta Holding Corporation
445 South Street
Morristown, New Jersey 07960
(862) 345-5000
David S. Stone, Esq.
Neal, Gerber & Eisenberg LLP
Two North LaSalle Street
Chicago, Illinois 60602
(312) 269-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Covanta Holding Corporation (the “Company”):
•    Registration Statement No. 333-231574, originally filed with the Securities and Exchange Commission (the “Commission”) on May 17, 2019, which registered 6,000,000 of common stock of the Company (the “Shares”) for issuance under the Covanta Holding Corporation 2014 Equity Award Plan, as amended (the “Plan”);
•    Registration Statement No. 333-195793, originally filed with the Commission on May 8, 2014, which registered 7,016,404 Shares for issuance under the Plan; and
•    Registration Statement No. 333-150705, originally filed with the Commission on May 7, 2008, which registered 6,300,000 Shares for issuance under the Covanta Holding Corporation Equity Award Plan for Employees and Officers and the Covanta Holding Corporation Equity Award Plan for Directors.
On November 30, 2021, pursuant to that agreement and plan of merger, dated July 14, 2021, by and among the Company, Covert Intermediate, Inc., a Delaware corporation (“Parent”), and Covert Mergeco, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).
As a result of the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statements. The Company, by filing these Post-Effective Amendment No. 1 to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Town of Morristown, State of New Jersey on the 30th day of November, 2021.

COVANTA HOLDING CORPORATION

By:	/s/ Thomas L. Kenyon
Name: Thomas L. Kenyon
Title: Executive Vice President, General Counsel and Secretary

Note: In reliance upon Rule 478 under the U.S. Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1.